Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock and Stock Repurchase Program

Baton Rouge, LA – December 11, 2014 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $0.84 per share payable on December 30, 2014, to stockholders of record of Lamar’s Class A common stock and Class B common stock on December 22, 2014. Lamar expects to make regular quarterly distributions to stockholders in 2015 in an aggregate annual amount of $2.75 per share, a 10% increase over the aggregate distributions paid or to be paid in 2014 of $2.50.

In addition, Lamar announces that its board of directors has authorized the repurchase of up to $250 million of the company’s Class A common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program, which will expire on June 30, 2016 unless extended by the Board of Directors, may be suspended or discontinued at any time. The company may also establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding expected timing and amount of 2015 distributions and the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

The amount, timing and frequency of future distributions to stockholders will be at the sole discretion of our board of directors and will be declared based upon various factors, a number of which may be beyond our control, including our financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay, limitations on distributions in our existing and future debt instruments, our ability to utilize NOLs to offset, in whole or in part, our distribution requirements, and other factors that our board of directors may deem relevant. There is no certainty as to the timing or amount of any future distributions.

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 23 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com